Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Fourth Quarter and Full-Year1 2025 Results,
Introduces 2026 Outlook for Growth, and Announces Plan to Return Approximately $2 Billion to Shareholders in 2026 Supported by New $5 Billion Share Repurchase Program
STAMFORD, Conn. – January 28, 2026 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter of 2025 and reported its full-year results on Form 10-K. The company also announced its full-year 2026 guidance, its intention to repurchase $1.5 billion of common stock in 2026, supported by a new $5 billion share repurchase program, and a 10% increase to its quarterly dividend.
Fourth Quarter and Full-Year 2025 Highlights
•Total revenue for the quarter of $4.208 billion, including rental revenue2 of $3.581 billion.
•Net income for the quarter of $653 million, at a margin3 of 15.5%. GAAP diluted earnings per share of $10.27, and adjusted EPS4 of $11.09.
•Adjusted EBITDA4 for the quarter of $1.901 billion, at a margin3 of 45.2%.
•Year-over-year, fleet productivity5 increased 0.5% for the fourth quarter and 2.2% for the full-year.
•Full-year net cash provided by operating activities of $5.190 billion; free cash flow4 of $2.181 billion, including gross payments for purchases of rental equipment of $4.149 billion.
•Full-year gross rental capital expenditures of $4.189 billion.
•Returned $2.364 billion to shareholders for the full-year, comprised of $1.9 billion via share repurchases and $464 million via dividends paid.
•Year-end net leverage ratio6 of 1.9x, with total liquidity6 of $3.322 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “I am very pleased that the team’s commitment to again double down on being the partner of choice for our customers in 2025 resulted in a year of record revenue and EBITDA. By working hand-in-hand with our customers to provide an unmatched experience across our one-stop-shop of general and specialty rental products and services, coupled with our industry-leading technology, we improved our customers’ efficiency and productivity. This ultimately positioned us to outperform the market and generate strong shareholder returns.”
Flannery continued, “As you can see in our initial 2026 guidance, we expect another year of profitable growth with strong free cash flow. In many ways, we expect this year to be similar to 2025, with large projects and dispersed geographic demand driving most of our growth. I am confident our team will build on our momentum while aggressively managing costs, focusing on efficiency, and effectively allocating capital to continue generating long-term value for our shareholders.”
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1.A discussion of the company’s full-year 2025 results of operations is included in its Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
5.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2026 Outlook

The company provided the following outlook for 2026.

	2026 Outlook	2025 Actual
Total revenue	$16.8 billion to $17.3 billion	$16.099 billion
Adjusted EBITDA[7]	$7.575 billion to $7.825 billion	$7.328 billion
Net rental capital expenditures after gross purchases	$2.85 billion to $3.25 billion, after gross purchases of $4.3 billion to $4.7 billion	$2.776 billion net, $4.189 billion gross
Net cash provided by operating activities	$5.3 billion to $6.1 billion	$5.190 billion
Free cash flow excluding merger and restructuring related payments[8]	$2.15 billion to $2.45 billion	$2.186 billion
Summary of Fourth Quarter and Full-Year 2025 Financial Results
•Rental revenue increased 4.6% year-over-year to a fourth quarter record of $3.581 billion. Fleet productivity increased 0.5% year-over-year, while average original equipment at cost (“OEC”) increased 4.5%. For the full-year, fleet productivity increased 2.2% year-over-year.
•Used equipment sales in the quarter decreased 14.6% year-over-year. Used equipment sales generated $386 million of proceeds at a GAAP gross margin of 45.3% and an adjusted gross margin9 of 47.2%, compared to $452 million at a GAAP gross margin of 45.4% and an adjusted gross margin of 48.9% for the same period last year. The company realized a 50.2% OEC recovery rate on the fleet sold in the fourth quarter of 2025.
•Net income for the quarter decreased 5.2% year-over-year to $653 million, while net income margin decreased 130 basis points to 15.5%. The decline in net income margin was primarily driven by decreased rental gross margin, which reflected the impact of inflation and normal cost variability, and increased delivery and depreciation expenses, particularly in the specialty rentals segment, as discussed below, partially offset by decreases in selling, general and administrative expenses and non-rental depreciation and amortization.
•Adjusted EBITDA for the quarter was largely flat year-over-year at $1.901 billion, while adjusted EBITDA margin decreased 120 basis points to 45.2%. Consistent with the results for the first nine months of the year, the decline in adjusted EBITDA margin primarily reflected decreased rental gross margin (excluding depreciation and stock compensation expense) attributable, in part, to the impact of inflation and normal cost variability, as well as increased delivery costs, particularly in the specialty rentals segment, both of which are discussed above.
•General rentals segment rental revenue increased 2.5% year-over-year to a fourth quarter record of $2.398 billion, while rental gross margin declined 120 basis points year-over-year to 36.2%, primarily due to inflation and normal cost variability, as well as increased depreciation expense.

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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2026 outlook. Merger and restructuring related payments were $5 million in 2025.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($7 million and $16 million for the three months ended December 31, 2025 and 2024, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Specialty rentals segment rental revenue increased 9.2% year-over-year to a fourth quarter record of $1.183 billion, while rental gross margin decreased by 520 basis points year-over-year to 40.3%. Consistent with the results throughout 2025, the decline in fourth quarter rental gross margin was primarily due to higher depreciation expense, increased delivery costs and changes in revenue mix driven by growth in lower-margin ancillary revenues. As a percentage of rental revenue, depreciation expense increased by 140 basis points year-over-year due, in part, to growth in the company's matting business, while delivery costs increased by 190 basis points year-over-year due largely to the repositioning of fleet to efficiently support geographically disparate customer demand. Results also continued to be impacted by the current inflationary environment.
•Cash flow from operating activities, for the full-year, increased 14.2% year-over-year to $5.190 billion, while free cash flow, including merger and restructuring related payments, increased 6.0%, from $2.058 billion to $2.181 billion.
•Total liquidity was $3.322 billion as of December 31, 2025, including $459 million of cash and cash equivalents.
•Return on invested capital (ROIC)10 was 11.7% for the 12 months ended December 31, 2025.
Capital Management11
The company's net leverage ratio was 1.9x at December 31, 2025, as compared to 1.8x at December 31, 2024. In 2025, the company issued $1.5 billion principal amount of 5 3/8 percent Senior Notes due 2033, and used the net proceeds of the issuance to redeem all $500 million principal amount of its 5 1/2 percent Senior Notes due 2027 and to reduce drawings on the ABL facility. In 2025, the company also completed its prior $1.5 billion share repurchase program, and commenced a new $1.5 billion share repurchase program which was increased to $2.0 billion following the enactment of new federal tax legislation in July 2025. In 2025, the company repurchased $1.9 billion of common stock under both these programs, and paid dividends totaling $464 million. See below for further discussion addressing the company’s share repurchase programs, including the new program that is expected to commence in 2026. Additionally, the company's Board of Directors has approved a 10% increase to the company's quarterly dividend and declared a quarterly dividend of $1.97 per share, payable on February 25, 2026 to stockholders of record as of February 11, 2026. Under its capital allocation plan for dividends and share repurchases, the company expects to return approximately $2 billion to shareholders in 2026, which represents approximately 87% of its expected free cash flow at the mid-point of guidance.
Share Repurchase Programs11
As of December 31, 2025, $350 million of authorization remained on the company’s existing $2.0 billion share repurchase program, which the company expects to complete in the first quarter of 2026. The company’s Board of Directors has authorized a new $5 billion share repurchase program that has no expiration date, and is expected to commence after completion of the current program. The company intends to repurchase $1.5 billion of common stock in 2026, including $1.15 billion under the new program.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 29, 2026, at 8:30 a.m. Eastern Time. The conference call number is 800-420-1271 (international: 785-424-1634). The replay number for the call is 402-220-0686. The passcode for both the conference call and the replay is 63077. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.
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10.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.
11.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. All references to repurchases above do not include the excise tax, which totaled $18 million for the year ended December 31, 2025.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and debt related losses. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,663 rental locations in North America, 41 in Europe, 45 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 28,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $22.48 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and customer demand being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction or disruption in government spending, including as a result of a government shutdown; (7) trends in oil and natural gas, including significant fluctuations in the prices of oil or natural gas, which can adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness requires a significant amount of cash for debt service, and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors, including tariffs, affecting our suppliers; (24) increases in our maintenance and replacement costs, including as a result of tariffs, and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to our ability to respond adequately to changes in technology and customer demands; (28) risks related to our use of artificial intelligence, and challenges with properly managing such use; (29) risks related to severe weather events and other natural occurrences, and climate change regulation; (30) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (31) risks related to evolving requirements, expectations and perspectives from regulators and stakeholders on environmental, social and sustainability-related topics, and our ability to meet these requirements and expectations; (32) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (33) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (34) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (35) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (36) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (37) risks related to, and the costs of complying with, environmental and safety laws and regulations; (38) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (39) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; (40) the effect of changes in tax law; and (41) other factors described in our Annual Report on Form 10-K and in our other filings with the SEC.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Equipment rentals	$3,581	$3,422	$13,806	$13,029
Sales of rental equipment	386	452	1,413	1,521
Sales of new equipment	108	96	348	282
Contractor supplies sales	43	39	163	155
Service and other revenues	90	86	369	358
Total revenues	4,208	4,095	16,099	15,345
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,537	1,407	5,888	5,365
Depreciation of rental equipment	698	647	2,670	2,466
Cost of rental equipment sales	211	247	778	811
Cost of new equipment sales	86	77	278	229
Cost of contractor supplies sales	27	23	113	103
Cost of service and other revenues	59	56	228	221
Total cost of revenues	2,618	2,457	9,955	9,195
Gross profit	1,590	1,638	6,144	6,150
Selling, general and administrative expenses (1)	431	436	1,732	1,645
Restructuring charge	—	—	1	3
Non-rental depreciation and amortization	107	115	438	437
Operating income	1,052	1,087	3,973	4,065
Interest expense, net (1)	183	180	716	691
Other income, net (1)	(5)	(2)	(81)	(14)
Income before provision for income taxes	874	909	3,338	3,388
Provision for income taxes	221	220	844	813
Net income (1)	$653	$689	$2,494	$2,575
Diluted earnings per share (1)	$10.27	$10.47	$38.61	$38.69
Dividends declared per share	$1.79	$1.63	$7.16	$6.52

(1)The results above for the year ended December 31, 2025 include the impact of the merger termination benefit associated with the termination of the H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”) merger agreement. The merger termination did not impact the results for any other period above. For further information on this merger termination benefit, see the company's Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$459	$457
Accounts receivable, net	2,510	2,357
Inventory	240	200
Prepaid expenses and other assets	399	235
Total current assets	3,608	3,249
Rental equipment, net	16,069	14,931
Property and equipment, net	1,134	1,034
Goodwill	7,119	6,900
Other intangible assets, net	477	663
Operating lease right-of-use assets	1,395	1,337
Other long-term assets	64	49
Total assets	$29,866	$28,163
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,577	$1,178
Accounts payable	776	748
Accrued expenses and other liabilities	1,466	1,397
Total current liabilities	3,819	3,323
Long-term debt	12,652	12,228
Deferred taxes	3,115	2,685
Operating lease liabilities	1,124	1,089
Other long-term liabilities	188	216
Total liabilities	20,898	19,541
Common stock	1	1
Additional paid-in capital	2,769	2,691
Retained earnings	15,843	13,813
Treasury stock	(9,396)	(7,478)
Accumulated other comprehensive loss	(249)	(405)
Total stockholders’ equity	8,968	8,622
Total liabilities and stockholders’ equity	$29,866	$28,163

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net income	$653	$689	$2,494	$2,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	805	762	3,108	2,903
Amortization of deferred financing costs and original issue discounts	4	4	15	15
Gain on sales of rental equipment	(175)	(205)	(635)	(710)
Gain on sales of non-rental equipment	(3)	(4)	(18)	(17)
Insurance proceeds from damaged equipment	(14)	(13)	(50)	(51)
Stock compensation expense, net	32	33	134	112
Restructuring charge	—	—	1	3
Debt related activity (1)	—	—	15	1
Increase (decrease) in deferred taxes	146	12	405	(19)
Changes in operating assets and liabilities, net of amounts acquired:
Decrease (increase) in accounts receivable	88	31	(120)	(20)
(Increase) decrease in inventory	(5)	10	(38)	15
Decrease (increase) in prepaid expenses and other assets	67	17	(135)	(27)
Decrease in accounts payable	(360)	(355)	(22)	(203)
Increase (decrease) in accrued expenses and other liabilities	18	67	36	(31)
Net cash provided by operating activities	1,256	1,048	5,190	4,546
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(573)	(575)	(4,149)	(3,753)
Payments for purchases of non-rental equipment and intangible assets	(106)	(108)	(379)	(374)
Proceeds from sales of rental equipment	386	452	1,413	1,521
Proceeds from sales of non-rental equipment	12	17	56	67
Insurance proceeds from damaged equipment	14	13	50	51
Purchases of other companies, net of cash acquired	(335)	(313)	(357)	(1,655)
Purchases of investments	(1)	(1)	(3)	(5)
Net cash used in investing activities	(603)	(515)	(3,369)	(4,148)
Cash Flows From Financing Activities:
Proceeds from debt	3,715	1,880	11,182	11,609
Payments of debt	(3,667)	(1,897)	(10,529)	(9,861)
Payment of contingent consideration	—	—	(23)	—
Payments of financing and other debt related costs (1)	(15)	—	(38)	(17)
Common stock repurchased, including tax withholdings for share-based compensation (2)	(631)	(403)	(1,969)	(1,571)
Dividends paid	(114)	(108)	(464)	(434)
Net cash used in financing activities	(712)	(528)	(1,841)	(274)
Effect of foreign exchange rates	6	(27)	22	(30)
Net (decrease) increase in cash and cash equivalents	(53)	(22)	2	94
Cash and cash equivalents at beginning of period	512	479	457	363
Cash and cash equivalents at end of period	$459	$457	$459	$457
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$28	$182	$602	$994
Cash paid for interest	137	130	703	674
(1)The amounts for the year ended December 31, 2025 include bridge financing fees associated with the terminated H&E acquisition.

(2)See above for a discussion of our share repurchase programs. The common stock repurchases include 1) shares repurchased pursuant to our share repurchase programs and 2) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended December 31, 2025	4.5%	(1.5)%	0.5%	1.1%	4.6%
Year Ended December 31, 2025	3.9%	(1.5)%	2.2%	1.4%	6.0%

Please refer to our Fourth Quarter 2025 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2025	2024	Change	2025	2024	Change
General Rentals
Reportable segment equipment rentals revenue	$2,398	$2,339	2.5%	$9,165	$8,945	2.5%
Reportable segment equipment rentals gross profit	869	875	(0.7)%	3,225	3,232	(0.2)%
Reportable segment equipment rentals gross margin	36.2%	37.4%	(120) bps	35.2%	36.1%	(90) bps
Specialty
Reportable segment equipment rentals revenue	$1,183	$1,083	9.2%	$4,641	$4,084	13.6%
Reportable segment equipment rentals gross profit	477	493	(3.2)%	2,023	1,966	2.9%
Reportable segment equipment rentals gross margin	40.3%	45.5%	(520) bps	43.6%	48.1%	(450) bps
Total United Rentals
Total equipment rentals revenue	$3,581	$3,422	4.6%	$13,806	$13,029	6.0%
Total equipment rentals gross profit	1,346	1,368	(1.6)%	5,248	5,198	1.0%
Total equipment rentals gross margin	37.6%	40.0%	(240) bps	38.0%	39.9%	(190) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Numerator:
Net income available to common stockholders (1)	$653	$689	$2,494	$2,575
Denominator:
Denominator for basic earnings per share—weighted-average common shares	63.4	65.6	64.4	66.3
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.2	0.2	0.2	0.3
Denominator for diluted earnings per share—adjusted weighted-average common shares	63.6	65.8	64.6	66.6
Diluted earnings per share (1)	$10.27	$10.47	$38.61	$38.69

(1)For the year ended December 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million, or $0.45 per diluted share. The merger termination did not impact the results for any other period above.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and debt related losses. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Earnings per share - GAAP, as reported (1)	$10.27	$10.47	$38.61	$38.69
After-tax (2) impact of:
Merger related intangible asset amortization (3)	0.44	0.55	1.89	2.14
Impact on depreciation related to acquired fleet and property and equipment (4)	0.26	0.36	1.11	1.53
Impact of the fair value mark-up of acquired fleet (5)	0.09	0.19	0.36	0.71
Restructuring charge (6)	—	0.01	0.01	0.04
Asset impairment charge (7)	0.02	0.01	0.06	0.05
Debt related losses	0.01	—	0.02	0.01
Earnings per share - adjusted (1)	$11.09	$11.59	$42.06	$43.17
Tax rate applied to above adjustments (2)	25.1%	25.4%	25.2%	25.3%

(1)For the year ended December 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net benefit of $0.45 per diluted share. The merger termination did not impact the results for any other period above.
(2)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The year-over-year decreases for 2025 primarily reflect the impact of the Ahern Rentals acquisition.
(6)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures. We did not recognize material costs associated with this program in 2025, and expect to complete the program in 2026.
(7)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (1)	$653	$689	$2,494	$2,575
Provision for income taxes	221	220	844	813
Interest expense, net	183	180	716	691
Depreciation of rental equipment	698	647	2,670	2,466
Non-rental depreciation and amortization	107	115	438	437
EBITDA	$1,862	$1,851	$7,162	$6,982
Restructuring charge (2)	—	—	1	3
Stock compensation expense, net (3)	32	33	134	112
Impact of the fair value mark-up of acquired fleet (4)	7	16	31	63
Adjusted EBITDA (1)	$1,901	$1,900	$7,328	$7,160
Net income margin	15.5%	16.8%	15.5%	16.8%
Adjusted EBITDA margin	45.2%	46.4%	45.5%	46.7%

(1)For the year ended December 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million for net income and a net $52 million benefit for adjusted EBITDA. The merger termination did not impact the results for any other period above.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures. We did not recognize material costs associated with this program in 2025, and expect to complete the program in 2026.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The year-over-year decreases for 2025 primarily reflect the impact of the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,256	$1,048	$5,190	$4,546
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(4)	(15)	(15)
Gain on sales of rental equipment	175	205	635	710
Gain on sales of non-rental equipment	3	4	18	17
Insurance proceeds from damaged equipment	14	13	50	51
Restructuring charge (1)	—	—	(1)	(3)
Stock compensation expense, net (2)	(32)	(33)	(134)	(112)
Debt related activity (3)	—	—	(15)	(1)
Changes in assets and liabilities	285	306	129	121
Cash paid for interest	137	130	703	674
Cash paid for income taxes, net	28	182	602	994
EBITDA	$1,862	$1,851	$7,162	$6,982
Add back:
Restructuring charge (1)	—	—	1	3
Stock compensation expense, net (2)	32	33	134	112
Impact of the fair value mark-up of acquired fleet (4)	7	16	31	63
Adjusted EBITDA (5)	$1,901	$1,900	$7,328	$7,160
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures. We did not recognize material costs associated with this program in 2025, and expect to complete the program in 2026.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)The amount for the year ended December 31, 2025 primarily reflects bridge financing fees associated with the terminated H&E acquisition.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The year-over-year decreases for 2025 primarily reflect the impact of the Ahern Rentals acquisition.
(5)For the year ended December 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for adjusted EBITDA. The merger termination did not impact the results for any other period above.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,256	$1,048	$5,190	$4,546
Payments for purchases of rental equipment	(573)	(575)	(4,149)	(3,753)
Payments for purchases of non-rental equipment and intangible assets	(106)	(108)	(379)	(374)
Proceeds from sales of rental equipment	386	452	1,413	1,521
Proceeds from sales of non-rental equipment	12	17	56	67
Insurance proceeds from damaged equipment	14	13	50	51
Free cash flow (1)	$989	$847	$2,181	$2,058

(1)Free cash flow included aggregate merger and restructuring related payments of $1 million and $2 million for the three months ended December 31, 2025 and 2024, respectively, and $5 million and $7 million for the years ended December 31, 2025 and 2024, respectively.

The table below provides a reconciliation between 2026 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$5,300-$6,100
Payments for purchases of rental equipment	$(4,200)-$(4,800)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding merger and restructuring related payments	$2,150- $2,450